SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 4, 2014
________________________________

A-MARK PRECIOUS METALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-2464169
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

429 Santa Monica Blvd. Suite 230 Santa Monica, CA (Address of principal executive offices)	90401 (Zip code)

Registrant’s telephone number, including area code:  (310) 587-1477
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On June 4, 2014, A-Mark Precious Metals, Inc. (“A-Mark”) entered into an amendment (“Amendment No. 1”) to the Purchase Agreement (as amended, the “Purchase Agreement”) dated February 26, 2014 with Afinsa Bienes Tangibles, S.A. En Liquidacion (“Afinsa”), Auctentia, S.L. (“Auctenia”) and Spectrum Group International, Inc. (“SGI”), pursuant to which, among other things, SGI agreed to purchase all shares of SGI’s common stock held by Afinsa and Auctentia and Afinsa and Auctentia agreed to sell to A-Mark any shares of common stock of A-Mark received by Afinsa and Auctentia in SGI’s spin-off of A-Mark, which was effected on March 14, 2014. As previously disclosed, the first closing under the Purchase Agreement occurred on February 26, 2014.
Amendment No. 1 divided the second closing under the Purchase Agreement into two parts, with the purchase and sale of the shares of common stock of A-Mark to occur in the first part and the purchase and sale of the remaining 50% of the shares of SGI common stock held by Afinsa and Auctentia to occur at such time as originally provided in the Purchase Agreement.
The first part of the second closing occurred on June 4, 2014. On that date, A-Mark purchased 5,520 shares of A-Mark common stock from Afinsa and 373,513 shares of A-Mark common stock from Auctentia for an aggregate purchase price of $2,198,395.83, plus interest from February 26, 2014 at the rate of 4% per annum. Afinsa and Auctentia no longer hold any shares of A-Mark common stock.
Shares of A-Mark common stock purchased under the Purchase Agreement will be returned to the status of authorized but unissued shares.
The above is a summary and is qualified in its entirety by the terms of Amendment No. 1, which is filed as Exhibit 10.1 to this Report on Form 8-K and the Purchase Agreement filed as Exhibit 10.1 to A-Mark’s Report on Form 8-K dated February 27, 2014.
Item 9.01. Exhibits
(d) Exhibits:

Exhibit	Description
10.1 99.1	Amendment No. 1, dated June 4, 2014, to Purchase Agreement dated February 26, 2014 Press Release, dated June 6, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2014

A-MARK PRECIOUS METALS, INC.

By:     /s/ Carol Meltzer
Name:   Carol Meltzer
Title:     General Counsel and Secretary